Exhibit 5.1

[Lurio & Associates, P.C. Letterhead]

April 21, 2010

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355
Attn: Mr. George R. Jensen, Jr., Chief Executive Officer

Re: USA Technologies, Inc. - Registration Statement on Form S-1

Dear Mr. Jensen:

We have acted as counsel to USA Technologies, Inc., a Pennsylvania corporation (the "Company"), in connection with a Registration Statement on Form S-1 (File No. 333-165516)(the "Registration Statement") and the prospectus included in the Registration Statement (“Prospectus”) for the purpose of registering the following: (i) subscription rights (the “Rights”) to be distributed to holders of record of the shares of Common Stock, no par value, of the Company (“Common Stock”) as of the record date for the rights offering (“Rights Offering”). The Rights will also be distributed to the holders, as of the Record Date, of our warrants to purchase up to 7,285,792 shares of common stock at $2.20 per share which expire on December 31, 2011 and to two warrant holders of the Company who are entitled to participate in the Rights Offering pursuant to the terms of the warrants held by such warrant holders. The Rights entitle the holders to subscribe for shares of Common Stock (the “Shares”) and for warrants (“Warrants”) to purchase shares of Common Stock (“Warrant Shares”); (ii) the Shares; (iii) the Warrants; and (iv) the Warrant Shares. The Warrants are being issued by the Company pursuant to a Warrant Agreement to be entered into between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent (“Warrant Agreement”).

In rendering this opinion, we have examined: (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) certain resolutions of the Board of Directors of the Company evidencing the corporate proceedings taken by the Company with respect to the Rights Offering and to authorize the issuance of the Rights, Shares, Warrants and Warrant Shares; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

The opinions expressed below are limited to Pennsylvania Business Corporation Law of 1988, the applicable provisions of the Pennsylvania Constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws.

In rendering the opinion expressed below, we assumed the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies, and the genuineness of all signatures.

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that:

1.   When, as, and if the Rights have been duly authorized by appropriate corporate action, and issued, all as contemplated by the Prospectus, the Rights will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.   When, as, and if the Shares have been duly authorized by appropriate corporate action, issued and delivered upon due and proper exercise of the Rights as contemplated by the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

3.   When, as, and if the Warrants have been duly authorized by appropriate corporate action, issued and delivered upon due and proper exercise of the Rights as contemplated by the Prospectus, the Warrants will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.   When, as and if the Warrant Shares have been duly authorized by appropriate corporate action, issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, such Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to references made to this firm under the heading "Legal Matters" in the prospectus contained in the Registration Statement and all amendments thereto. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

Sincerely, /s/ Douglas M. Lurio LURIO & ASSOCIATES, P.C.